Exhibit 10.1

AGREEMENT

THIS AGREEMENT is made and entered into as of August 19, 2024, by and among CANNABIS BIOSCIENCE INTERNATIONAL HOLDINGS, INC., a Colorado corporation (the “Company”), the address of which is 6201 Bonhomme Rd., Suite 435N, Houston, TX 77036, JOHN JONES (“Jones”), 19 Manor Drive Pensacola, FL 32507, and BARBARA KAMIENSKI, whose address is 19 Manor Drive Pensacola, FL 32507 (“Kamienski”).

RECITALS:

WHEREAS, the parties wish to enter into this agreement to outline the terms and conditions of their business relationship; and

WHEREAS, VITA BIOTECH RESEARCH LLC (“Vita”) and ALPHA RESEARCH

INSTITUTE LLC, a wholly owned subsidiary of the Company (“Alpha”), have entered into a Master Research Agreement, dated May 1, 2024, under which Alpha will provide certain services to Vita (the “MRA”); and

WHEREAS, the Company has made a Promissory Note, dated March 14, 2024, in the principal amount of $66,000.00 in favor of 1800 Diagonal Lending LLC, a Virginia limited liability company (the “Diagonal Note”); and

WHEREAS Jones has paid the Company $15,000 that the Company used to pay that amount to Regain Group LLC (“Regain”) under an agreement by and among Amerifund Group LLC, the Company, Alpha Academy Of Science LLC, Pharmacology University Inc. and Dante Picazo; and

WHEREAS, Jones has agreed to invest $250,000 in Vita at the rate of $50,000.00 per month, of which he has advanced $150,000.00 on the date hereof; and

WHEREAS, the Company made a promissory note in the principal amount of $291,451.25, dated April 30, 2024, in favor of Jones and Kamienski (the “Jones Note”),

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	Payment of the Diagonal Note

In the event that the Company is unable to make the initial payment of $37,500.00 under the Diagonal Note on the date when it is due, Jones will make such payment.

II.	Adjustment of Interest Rate and Payment Terms

The interest rate on the Jones Note is hereby reduced to 30% annually (2.5% monthly). The reduced interest rate shall be effective as of the date of the Jones Note and (i) the amount of interest accrued thereunder shall be reduced accordingly and (ii) any payments of interest heretofore made on the Jones Note shall, to the extent that they exceed the reduced interest rate, be applied to the unpaid principal of the Jones Note. The monthly payment under the Jones Note is hereby reduced to $5,000.00 (the “Reduced Payment”) until the Jones Note is paid in full. Jones or Kamienski will write the following at the top of the Jones Note: “THE PROVISIONS OF THIS PROMISSORY NOTE HAVE BEEN ALTERED. SEE THE STATEMENT BENEATH THE SIGNATURE OF THE MAKER.” Jones or Kamienski will write the following below the signature of the Company: “The rate of interest, the due date, the monthly payment and other provisions of this Promissory Note have been altered, effective as of the date thereof, pursuant to an Agreement, dated as of August 19, 2024, by and among the Borrower and the Holder. A copy of said agreement may be obtained from the Borrower or the Holder.”

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Jones will return to the Company the following promissory notes made by the Company in his favor marked to indicate that they have been paid in full: Promissory Note dated July 31, 2023, Promissory Note dated August 17, 2023, Promissory Note dated September 22, 2023, Promissory Note dated October 25, 2023, Promissory Note dated November 17, 2023, January 4, 2024, February 1, 2024, and Promissory Note dated March 4, 2024.

Notwithstanding any provision of the Jones Note, the Company will pay the Reduced Payment such that Jones shall receive $1,500.00 and Kamienski shall receive $3.500.00 at the times and in the manner required by the Jones Note. If any such payments are not made, the interest rate on the unpaid amounts shall be 5% per month.

III.	Officer and Director

Jones shall be appointed as a director and treasurer of the Company. Jones’ duties as treasurer shall be (i) those of a treasurer of a similarly situated company and he shall otherwise have no duties as an officer of the Company in relation to its management or operational decisions and (ii) assisting the Company in raising capital and advising on the strategic direction and financial performance of the Company. In connection with Jones’ services as treasurer, he shall have access to all of the bank accounts of the Company and its subsidiaries.

IV.	Compensation; Expenses

In consideration of his services as treasurer, the Company shall issue and deliver to Jones 500,000,000 restricted shares of the Company’s common stock to Jones. Said shares of preferred stock shall be delivered immediately and said shares of common stock shall be delivered as follows: 125,000,000 shares shall be issued and delivered on May 31, 2025, 125,000,000 shares shall be issued and delivered on May 31, 2026, 125,000,000 shares shall be issued and delivered on May 31, 2027, and 125,000,000 shares shall be issued and delivered on May 31, 2028, provided that Jones is serving as treasurer on the date when such shares are to be issued and delivered. Such shares shall vest in Jones upon their issuance and shall not be subject to defeasance or return. Jones will serve as a director without compensation.

Jones shall be repaid for expenses reasonably incurred by him in connection with the performance of his duties as director and treasurer.

Jones acknowledges that the Company and he entered into a Subscription Agreement, dated January 4, 2022, by and between the Company and him. Jones hereby makes the representations, warranties and acknowledgments set forth in Section 2 thereof with regard to himself, the above shares and otherwise as fully as if they were set forth herein, mutatis mutandis (the “Securities Representations”). Jones has read and understands the risk factors set forth in the Prospectus of the Company, dated December 5, 2023, under which it and certain of its shareholders offered 10,087,154,885 shares of the Company’s common stock to the public (the “Risk Factors”).

V.	Repayment of Certain Indebtedness

The Company shall not merge or consolidate, or sell all or substantially all of its assets, unless the entity with which the Company agrees to merge or consolidate or to which it agrees to sell all or substantially all of its assets agrees in the agreement providing therefor, that, prior to the consummation of such merger, consolidation or sale, such entity (or a party to such agreement other than the Company) will pay the Jones Note, all other loans that Jones or Barbara Kamienski shall hereafter make to the Company and the Company’s current liabilities, as shown on a balance sheet of the Company as at a date within three business days prior to the consummation of such merger, consolidation or sale, prepared in accordance with generally accepted accounting principles and the Company’s past practice.

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VI.	Efforts to Raise Capital

In consideration of 1,000 shares of the Company’s Series B Preferred Stock, during a period ending on the first anniversary of this Agreement, Jones shall make efforts to raise $250,000.00 in equity for the Company on terms satisfactory to it. He shall not be liable to the Company, nor shall the consideration to be delivered to him under Section IV of this Agreement be diminished, in the event that such efforts are fruitless.

VII.	Indemnification

To the full extent permitted by the laws of the State of Colorado and the articles of incorporation and bylaws, the Company shall (i) indemnify Jones for all liabilities arising from his service as a director and officer of the Company and (ii) pay all reasonable legal fees and costs incurred by him in connection with any lawsuit, arbitration or other proceeding against Jones arising from such service. and (iii) indemnify Jones for all judgments, penalties, fines, amounts paid in settlement and reasonable legal fees and expenses incurred by him in connection with any proceeding against him or in which is a witness as a result of such service.

VIII.	Governing Law

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to its conflict of laws rules. Disputes shall be resolved exclusively by arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules in Dallas County, Texas, by a single arbitrator, who shall be experienced in resolving claims under agreements of a nature similar to this Agreement and, if the dispute involves claims arising under the Securities Representations or the Risk Factors, be knowledgeable respecting federal securities law. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Prior to instituting arbitration, the parties shall first attempt in good faith to settle the dispute by mediation administered by the AAA under its Commercial Mediation Procedures. A demand for arbitration shall be made within a reasonable time after the dispute has arisen, but not after the time when legal proceedings with respect thereto would be barred by an applicable statute of limitations or otherwise.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first above written.

CANNABIS BIOSCIENCE INTERNATIONAL HOLDINGS, INC.

By:	Dante Picazo
Dante Picazo
Chief Executive Officer

/s/ John Jones		/s/ Barbara Kamienski
John Jones		Barbara Kamienski

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